Exhibit 99.1

October 25, 2011 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2011

NORTH LIBERTY, IOWA - October 25, 2011 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended September 30, 2011. Operating revenues for the quarter increased 4.2% to $132.5 million from $127.2 million in the third quarter of 2010. Net income was $15.4 million compared to $18.3 million in the 2010 period, a 15.8% decrease. Earnings per share decreased 15.0% to $0.17 from $0.20 reported in the third quarter of 2010. Fuel surcharge revenues for the quarter increased 46.2% to $27.4 million from $18.8 million in the third quarter of 2010. For the most recent quarter, Heartland Express, Inc. (the “Company”) posted an operating ratio (operating expenses as a percentage of operating revenues) of 81.0% and an 11.6% net margin (net income as a percentage of operating revenues).

Operating revenues for the nine month period increased 7.3% to $397.4 million from $370.3 million in the 2010 period. Net income was $52.8 million compared to $46.8 million in the 2010 period, a 12.8% increase. Earnings per share increased 11.5% to $0.58 from $0.52 reported in the first nine months of 2010. Fuel surcharge revenues for the nine month period increased 47.9% to $81.3 million from $55.0 million in the 2010 nine month period. For the nine month period, the Company posted an operating ratio of 79.9% and a 13.3% net margin.

Operating results continued to be negatively impacted by a combination of tight driver availability and escalating fuel prices. The industry continues to be challenged by the shrinking pool of qualified drivers while safety and customer service continue to be the two primary objectives in our hiring process. Fuel expense increased $9.3 million or 29.3%, during the quarter, as compared to the prior year, primarily due to an increase in average fuel prices. During the quarter ended September 30, 2011, the U.S. average cost of fuel was $3.859 per gallon compared to $2.940 per gallon for the same period of 2010, a 31.3% increase. Fuel expense for the nine month period increased 32.7%, as compared to the prior year, on a 30.6% increase in the U.S. average cost of fuel. The Company continues to focus on fuel surcharge pricing, truck idling hours, and fuel purchasing decisions in an effort to lessen the impact of higher fuel costs. Additionally, our new tractor fleet is one of the most fuel-efficient in the industry and is all equipped with idle management controls.

The average age of the Company's tractor fleet was 1.8 years as of September 30, 2011 with 89.3% of the fleet being 2010 models and newer. The Company took delivery of 196 new ProStar Plus Internationals in the third quarter. The Company expects to purchase 329 additional new trucks during the remainder of the year. These new trucks are fuel efficient and meet new emissions standards while providing comfort for our drivers. The Company continues to upgrade its trailer fleet and took delivery of 715 new Great Dane and Wabash trailers during the third quarter. The Company sold 866 trailers during the third quarter and has sold a total of 2,453 trailers through the first nine months of the year. Fleet utilization has been negatively impacted throughout the year due to routing sold trailers to various drop locations, while taking advantage of a robust used trailer market. The Company will continue to execute management's plan to significantly upgrade the Company's trailer fleet through early 2012. The average age of the Company's trailer fleet at September 30, 2011 was 4.2 years compared to 6.3 years at September 30, 2010. These fleet upgrades will keep our tractor and trailer fleet new and positions the Company to take advantage of growth opportunities while allowing us to maintain our strong industry CSA (Compliance, Safety, Accountability) scores.

The Company ended the quarter with cash, cash equivalents, and short-term and long-term investments totaling $205.6 million, a $4.2 million decrease from the $209.8 million reported at December 31, 2010. A total of $41.9 million has been spent on new tractors and trailers, net of equipment sale proceeds, during the first nine months of the year. Long-term and short-term investments include $67.6 million of illiquid auction rate securities, which was down from $91.8 million at December 31, 2010. Since February 2008, the Company has received $142.2 million in calls, all at par, including $2.6 million received during the third quarter and $11.3 million received subsequent to September 30, 2011. Net cash flows from operations continue to be strong at 18.1% of operating revenues. The Company's balance sheet continues to be debt-free with total assets of $544.2 million. The Company ended the past four quarters with a return on total assets of 12.7% and a 19.5% return on equity.

The Company is committed to enhancing shareholder return through the payment of cash dividends and the repurchase of common stock. A dividend of $0.02 per share was declared during the quarter. This dividend was paid on October 4, 2011 to shareholders of record at the close of business on September 23, 2011. The Company has now paid cumulative cash dividends of $342.9 million over the past thirty-three consecutive quarters. In addition, the Company repurchased 2.2 million shares of its outstanding common stock in the third quarter at a cost of $29.6 million. These purchases represent 2.4% of our total outstanding shares and demonstrate the confidence in our business model. Management believes the repurchase of stock represents a solid investment of our excess cash.

Heartland Express continues to build on its reputation as a quality service provider. Providing excellent customer service has allowed us to build solid, long-term relationships. The Company has received thirteen customer service awards this year. These awards include the Cost Plus World Market 2010 Premier Carrier Partner Award, the Eastman Chemical 2010 Supplier Excellence Award for the eighth consecutive year, the 2010 Kellogg Komplete Carrier of the Year for the second time in three years, the Lowe's 2010 Gold Carrier Award, the Transplace Platinum Seal of Approval award for the sixth year in a row, the Walmart Transportation 2010 General Merchandise Platinum Carrier of the Year Award for the second consecutive year, the FedEx Carrier of the Year, FedEx Gold Award for 99.83% on time service, FedEx Smartpost National Carrier of the Year, FedEx Smartpost Peak Performance Award, Ford Schneider National Carrier of the Year, Schneider Commercial Growth Award, and Logistics Management magazine's Quest for Quality award for the 9th consecutive year.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010
OPERATING REVENUE	$132,529	$127,245	$397,413	$370,273

OPERATING EXPENSES:
Salaries, wages, and benefits	$40,903	$42,581	$124,832	$125,439
Rent and purchased transportation	1,832	2,343	5,767	7,270
Fuel	40,966	31,690	122,421	92,242
Operations and maintenance	5,257	5,039	16,504	12,610
Operating taxes and licenses	2,400	2,166	6,952	6,191
Insurance and claims	3,920	1,993	10,373	10,366
Communications and utilities	770	906	2,141	2,668
Depreciation	14,900	15,139	40,942	46,241
Other operating expenses	3,248	4,278	10,119	10,805
Gain on disposal of property and equipment	(6,799)	(7,951)	(22,329)	(10,484)

	107,397	98,184	317,722	303,348

Operating income	25,132	29,061	79,691	66,925

Interest income	174	347	620	1,166

Income before income taxes	25,306	29,408	80,311	68,091

Federal and state income taxes	9,907	11,111	27,501	21,254

Net income	$15,399	$18,297	$52,810	$46,837

Earnings per share	$0.17	$0.20	$0.58	$0.52

Weighted average shares outstanding	90,129	90,689	90,500	90,689

Dividends declared per share	$0.02	$1.02	$0.06	$1.06

HEARTLAND EXPRESS, INC AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
	September 30,	December 31,
ASSETS	2011	2010
CURRENT ASSETS	(unaudited)
Cash and cash equivalents	$141,122	$121,120
Short-term investments	11,325	8,300
Trade receivables, net	44,419	41,619
Prepaid tires	12,698	6,570
Other current assets	6,587	1,725
Income tax receivable	1,447	2,052
Deferred income taxes, net	14,809	12,400
Total current assets	232,407	193,786

PROPERTY AND EQUIPMENT	407,327	386,188
Less accumulated depreciation	161,829	165,736
	245,498	220,452
LONG-TERM INVESTMENTS	53,144	80,394
OTHER ASSETS	13,129	11,403
	$544,178	$506,035
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$16,568	$10,972
Compensation and benefits	15,805	14,823
Insurance accruals	16,248	16,341
Other accruals	8,883	6,764
Total current liabilities	57,504	48,900
LONG-TERM LIABILITIES
Income taxes payable	23,501	27,313
Deferred income taxes, net	56,869	40,917
Insurance accruals less current portion	54,367	54,718
Total long-term liabilities	134,737	122,948
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2011 and 2010; outstanding 88,482 and 90,689 in 2011 and 2010, respectively	907	907
Additional paid-in capital	439	439
Retained earnings	383,315	335,922
Treasury stock, at cost; 2,207 shares in 2011	(29,643)	—
Accumulated other comprehensive loss	(3,081)	(3,081)
	351,937	334,187
	$544,178	$506,035